EXHIBIT 10.10


                      TERMINATION OF EMPLOYMENT ARRANGEMENT

         The following is an excerpt from minutes of a Board of Directors meeting held October 27, 1997:

      The Board, as part of its adoption of the 1998 Executive Compensation
      Recommendation #2 provided .... Mr. Lahti's severance contract will be for one year with health benefits and 100% vesting of all options granted to him if terminated without cause or because of a change of control.